Exhibit 99.1

345 E. Main St.

Warsaw, IN 46580

www.zimmerbiomet.com

Contacts:

Media	Investors
Wendy Wilson	Cole Lannum
574-373-3798	574-371-9480
wendy.wilson@zimmerbiomet.com	cole.lannum@zimmerbiomet.com

Barbara Goslee 574-371-9449 barb.goslee@zimmerbiomet.com

Zimmer Biomet Announces Chief Financial Officer Transition Plan

Suketu Upadhyay Appointed Chief Financial Officer, Effective July 1, 2019, Succeeding Daniel Florin

WARSAW, Ind., June 19, 2019—Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH), a global leader in musculoskeletal healthcare, today announced that Daniel P. Florin will be retiring as Executive Vice President and Chief Financial Officer of the Company, effective July 1, 2019. Suketu (Suky) Upadhyay has been appointed to succeed Mr. Florin. To ensure a smooth and successful transition, and to assist in executing several ongoing cross-functional financial and operational initiatives, Mr. Florin will continue with the Company in an advisory capacity for a period following the succession.

Bryan C. Hanson, President and CEO of Zimmer Biomet said, “Dan Florin has been my right hand since I joined Zimmer Biomet. He is an outstanding leader and has made significant contributions to Zimmer Biomet over his 12 years with the Company. As we have worked together tirelessly to reshape the organization over the last 18 months, I have been impressed by, and grateful for, his leadership, as well as his advice and counsel to me personally. Dan has been a true partner and I can’t thank him enough for the work he has done to help position our company for greater levels of growth and value creation in the future.

I look forward to continuing to work with him on several critical projects during this transition period.”

“It has been a privilege to be a part of the Zimmer Biomet family, and I am very proud of our achievements,” said Mr. Florin. “The Company is on a solid path given the team’s progress in accelerating the business and re-establishing the Company as a trusted partner within the industry. With the progress we have made over the past 18 months, I have decided that this is the right time for me to retire so I can focus on priorities outside of my professional career, and spend more time with my family. I look forward to my next chapter, just as I look forward to the Company’s continued success.”

Mr. Upadhyay is a seasoned healthcare executive with more than two decades of senior financial leadership experience in corporate finance and accounting roles. Mr. Upadhyay currently serves as Senior Vice President, Global Financial Operations of Bristol-Myers Squibb. In this role, he drove strategic and operational initiatives across Bristol-Myers Squibb’s supply chain, commercial operations and R&D resulting in improved resource allocation for growth, reduced costs and margin improvement. Prior to that, he served as Executive Vice President, Chief Financial Officer at Endo International, responsible for all finance functions, investor relations, procurement and information technology. In addition, Mr. Upadhyay previously held leadership positions at Becton Dickinson & Company as Controller and Chief Accounting Officer and as Interim Chief Financial Officer. He has also held leadership roles with Johnson & Johnson and AstraZeneca. He started his career with KPMG and has held the designations of Certified Public Accountant and Certified Management Accountant.

Mr. Hanson continued, “We are pleased to welcome a leader of Suky’s caliber to Zimmer Biomet. He brings extensive leadership experience, financial acumen, knowledge of the healthcare space and deep expertise with multinational organizations that will be beneficial for Zimmer Biomet. We are confident that Suky is the right person to be our next Chief Financial Officer and look forward to his contributions as we continue to transition to offense and position ourselves to deliver significant value to shareholders.”

“I am excited to join Zimmer Biomet at this important time in the Company’s transformation,” said Mr. Upadhyay. “I was attracted to Zimmer Biomet because of the Company’s significant opportunity to leverage its differentiated ecosystem of customer-centric solutions to help accelerate growth and provide true value to customers and patients. I look forward to working with Bryan and the rest of the leadership team to strive to further enhance the Company’s financial and operational performance, and position Zimmer Biomet for continued success.”

About the Company

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer Biomet is a global leader in musculoskeletal healthcare. We design, manufacture and market orthopedic reconstructive products; sports medicine, biologics, extremities and trauma products; office based technologies; spine, craniomaxillofacial and thoracic products; dental implants; and related surgical products.

We collaborate with healthcare professionals around the globe to advance the pace of innovation. Our products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, we help millions of people live better lives.

We have operations in more than 25 countries around the world and sell products in more than 100 countries. For more information, visit www.zimmerbiomet.com or follow Zimmer Biomet on Twitter at www.twitter.com/zimmerbiomet.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of federal securities laws, including, among others, statements concerning Zimmer Biomet’s expectations, plans, prospects, and product and service offerings. Such statements are based upon the current beliefs, expectations and assumptions of management and are subject to significant risks, uncertainties and changes in circumstances that could cause actual outcomes and results to differ materially from the forward-looking statements. For a list and description of some of such risks and uncertainties, see Zimmer Biomet’s periodic reports filed with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2018. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in Zimmer Biomet’s filings with the SEC. Forward-looking statements speak only as of the date they are made, and Zimmer Biomet expressly disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this release are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this release.

ZBH-Corp

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